Exhibit 99.1

PRESS RELEASE

Boingo Wireless Reports Record Third Quarter 2018 Financial Results

–   Record quarterly revenue of $65.3 million increased 21.6% year-over-year and exceeded guidance

–   Completed the acquisition of Elauwit Networks, LLC to enter into the multifamily market for Wi-Fi connectivity

–   Completed capital raise of $201.25 million in gross proceeds through offering of convertible senior notes

–   Deployed seven new DAS venues to total 54 live, up 42.1% year-over-year

LOS ANGELES — November 1, 2018 — Boingo Wireless (NASDAQ: WIFI), the leading distributed antenna system (DAS) and Wi-Fi provider that serves carriers, consumers and advertisers worldwide, today announced the Company’s financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial Highlights

•                  Revenue of $65.3 million increased 21.6%, compared to $53.7 million in the third quarter of 2017. Growth was driven by strength in military/multifamily, wholesale Wi-Fi and DAS.

•                  Military/multifamily revenue of $21.7 million increased 55.9% compared to $13.9 million in the third quarter of 2017.

•                  Wholesale Wi-Fi revenue of $11.7 million increased 41.4%, compared to $8.3 million in the third quarter of 2017.

•                  DAS revenue of $24.4 million increased 12.2%, compared to $21.8 million in the third quarter of 2017. DAS revenue for the quarter was comprised of $18.2 million of build-out project revenue and $6.2 million of access fee revenue.

•                  Net loss attributable to common stockholders was $(0.5) million, or $(0.01) per diluted share, compared to a net loss of $(3.5) million, or $(0.09) per diluted share, in the third quarter of 2017.

•                  Adjusted EBITDA was $23.3 million, an increase of 17.8% compared to $19.8 million in the third quarter of 2017. Adjusted EBITDA, which is a non-GAAP financial measure, is defined below and is reconciled to net loss attributable to common stockholders, the most comparable measure under GAAP, in the schedule entitled “Reconciliation of Net Loss Attributable to Common Stockholders to Adjusted EBITDA.”

•                  Net cash provided by operating activities was $38.1 million, an increase of 89.7% compared to $20.1 million in the third quarter of 2017.

•                  Free cash flow was $8.5 million, compared to $(2.7) million in the third quarter of 2017. Free cash flow, which is a non-GAAP financial measure, is defined below and is reconciled to net cash provided by operating activities, the most comparable measure under GAAP, in the schedule entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flows.”

Business Highlights

•                  The Company launched seven new DAS venue locations during the quarter bringing the total to 54 DAS venues live comprised of 27,400 DAS nodes with another 73 venues and 11,200 nodes in backlog as of September 30, 2018. This compares to 47 DAS venues live comprised of 25,700 DAS nodes as of June 30, 2018.

•                  The Company deployed wireless infrastructure to cover an additional 3,000 military beds bringing the total footprint to 340,000 military beds on 63 military bases as of September 30, 2018.

•                  The Company entered into agreements with Tier 1 carriers representing 88 carrier contracts in the first nine months of 2018, including 12 in the third quarter of 2018. This compares to 34 carrier contracts in the first nine months of 2017.

•                  In August 2018, the Company closed the acquisition of Elauwit Networks, LLC, a leading provider of high-speed Wi-Fi and technology solutions to the student and multifamily housing market, for total cash consideration of $28 million, plus up to an additional $15 million in contingent earn-out cash consideration.

Convertible Senior Notes Offering

On October 5, 2018, the Company completed the offering of $201.25 million in convertible senior notes due 2023, including the $26.25 million over-allotment option, which the initial purchasers exercised in full. The notes have an initial conversion price of approximately $42.31 per share, which represents a 30% premium to the $32.55 per share closing price of Boingo’s common stock on October 2, 2018, the date the Company priced the offering. Net proceeds from the offering were approximately $171 million, which includes approximately $24 million in fees for the cost of capped call transactions that increase the effective conversion price from $42.31 to $65.10, or a 100% premium to the closing price of Boingo’s common stock on October 2, 2018. The Company expects to use the remaining net proceeds from the offering for general corporate purposes, potential acquisitions and strategic transactions.  The Company used a portion of the net proceeds to repay its obligations under its credit facility and may also use a portion of the net proceeds for ongoing repurchases of common stock to satisfy tax withholding obligations related to vesting and settlement of RSUs.

Management Commentary

“As a result of consistent execution against our overall strategy to leverage the explosive growth of mobile data, our third quarter revenue exceeded the high-end of our guidance range, increasing 22% year-over-year to $65.3 million,” commented David Hagan, Chief Executive Officer of Boingo Wireless. “We also exceeded the high-end of our adjusted EBITDA guidance range with an 18% year-over-year increase to $23.3 million. Our performance during the quarter was driven by strength in military/multifamily through our August 2018 acquisition of Elauwit Networks, LLC and military ARPU growth, wholesale Wi-Fi through increased carrier offload usage and continued strong performance of DAS which was highlighted by the deployment of seven new venues.”

Mr. Hagan continued, “While Elauwit has done extremely well growing their business with property owners funding network builds in the multifamily space, we believe there is a meaningful opportunity to grow market share by putting capital to work on a selective basis to increase our win rate. We were very pleased to raise a significant amount of capital through our recent offering of convertible senior notes earlier this month. By strengthening our balance sheet on very attractive terms, we are now better positioned to respond to market opportunities, win new business and build and deploy wireless networks faster.”

Business Outlook

Boingo Wireless is updating its guidance for the full year ending December 31, 2018, as follows:

•                  Revenue is expected to be in the range of $243.0 million to $250.0 million.

•                  Net loss attributable to common stockholders is expected to be in the range of $(10.0) million to $(5.0) million, or a net loss of $(0.24) to $(0.12) per diluted share.

•                  Adjusted EBITDA is expected to be in the range of $87.0 million to $92.0 million.

Conference Call Information

Members of Boingo Wireless’ management will host a conference call to discuss its third quarter 2018 financial results beginning at 4:30 p.m. ET (1:30 p.m. PT), today, November 1, 2018. To participate in the conference call, investors from the U.S. and Canada should dial (877) 407-9716 and enter the passcode: 13683702 ten minutes prior to the scheduled start time. International callers should dial +1 (201) 493-6779 and enter the same passcode. The conference call will be broadcast live over the Internet in the Investor Relations section of the Company’s website at http://investors.boingo.com. In addition, a supplement reflecting the Company’s key business metrics will be made available in the Investor Relations section of the Company’s website. The supplement and webcast will be archived online upon completion of the conference call.

Use of Non-GAAP Financial Measures

To supplement Boingo Wireless’ financial statements presented on a GAAP basis, Boingo Wireless provides Adjusted EBITDA and free cash flow as supplemental measures of its performance.

The Company defines Adjusted EBITDA as net loss attributable to common stockholders plus depreciation and amortization of property and equipment, stock-based compensation expense, amortization of intangible assets, income tax expense, interest and other expense, net, non-controlling interests, and excludes charges or gains that are nonrecurring, infrequent, or unusual. Boingo Wireless believes Adjusted EBITDA is useful to investors in evaluating its operating performance. Boingo’s management uses Adjusted EBITDA in conjunction with accounting principles generally accepted in the United States, or GAAP, and other operating performance measures as part of its overall assessment of the Company’s performance for planning purposes, including the preparation of its annual operating budget, to evaluate the effectiveness of its business strategies and to communicate with its board of directors concerning its financial performance. Adjusted EBITDA should not be considered as an alternative financial measure to net loss attributable to common stockholders, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP. Adjusted EBITDA for 2017 excludes settlement expense because it represents a non-recurring charge and is not indicative of the underlying performance of the Company’s business operations.

The Company defines free cash flow as net cash provided by operating activities, less purchases of property and equipment. Boingo Wireless believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the amount of cash generated by the Company’s operations after the purchases of property and equipment that can be used for strategic opportunities. Free cash flow should not be considered as an alternative financial measure to net cash provided by operating activities, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP.

Revenue Recognition Changes

On January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method. Results for reporting periods beginning on January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605, Revenue Recognition. A reconciliation of the changes for the three and nine months ended September 30, 2018 is set forth in the schedule entitled “Condensed Consolidated Statements of Operations.” The Company’s full year 2018 guidance is based on the new standard.

About Boingo Wireless

Boingo Wireless, Inc. (NASDAQ: WIFI) helps the world stay connected. Our vast footprint of DAS, Wi-Fi and small cells reaches more than a billion people annually, making Boingo one of the largest providers of indoor wireless networks. You’ll find Boingo connecting people at airports, stadiums, military bases, convention centers, multifamily communities and commercial properties. To learn more about the Boingo story, visit www.boingo.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include the quotations from management in this press release, as well as any statements regarding Boingo’s strategic plans, future guidance and future growth opportunities and the ability of Boingo to achieve financial, operational and strategic benefits from the acquisition of Elauwit Networks. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the Company’s ability to maintain its existing relationships and establish new relationships with venue partners, its ability to complete build-outs and sign venue contracts, its ability to maintain revenue growth and achieve profitability, its ability to execute on its strategic and business plans, its ability to successfully integrate Elauwit Networks, its ability to successfully compete with new technologies and adapt to changes in the wireless industry, the application of new accounting standards, as well as other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (SEC), including Boingo’s Form 10-K for the year ended December 31, 2017 filed with the SEC on March 12, 2018, Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 8, 2018 and Form 10-Q for the quarter ended June 30, 2018 filed with the SEC on August 6, 2018, which the Company incorporates by reference into this press release. Any forward-looking statement made by Boingo in this press release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Boingo, Boingo Wi-Finder, Boingo Broadband, the Boingo Wireless Logo and Don’t Just Go. Boingo. are registered trademarks of Boingo Wireless, Inc. All other trademarks are the properties of their respective owners.

Boingo Wireless, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018(1)	2017(1)	2018(1)	2017(1)

Revenue	$65,253	$53,655	$183,013	$147,021
Costs and operating expenses:
Network access	29,273	24,143	79,926	64,655
Network operations	13,260	11,625	38,829	34,556
Development and technology	7,995	6,817	22,883	19,814
Selling and marketing	5,674	5,201	16,490	15,188
General and administrative	7,789	8,006	22,218	27,372
Amortization of intangible assets	1,112	852	2,507	2,673
Total costs and operating expenses	65,103	56,644	182,853	164,258
Income (loss) from operations	150	(2,989)	160	(17,237)
Interest and other expense, net	(22)	(84)	(151)	(126)
Income (loss) before income taxes	128	(3,073)	9	(17,363)
Income tax expense	54	167	198	507
Net income (loss)	74	(3,240)	(189)	(17,870)
Net income attributable to non-controlling interests	596	210	1,447	477
Net loss attributable to common stockholders	$(522)	$(3,450)	$(1,636)	$(18,347)

Net loss per share attributable to common stockholders:
Basic	$(0.01)	$(0.09)	$(0.04)	$(0.46)
Diluted	$(0.01)	$(0.09)	$(0.04)	$(0.46)

Weighted average shares used in computing net loss per share attributable to common stockholders:
Basic	42,377	40,336	41,890	39,468
Diluted	42,377	40,336	41,890	39,468

(1)                                 On January 1, 2018, we adopted ASC 606 using the modified retrospective method. Results for reporting periods beginning on January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605.  The below table summarizes the changes to our condensed consolidated statement of operations for the three and nine months ended September 30, 2018:

	Three Months Ended September 30, 2018 (Per ASC 605)	Adjustment for Adoption	Three Months Ended September 30, 2018 (Per ASC 606)
Revenue	$63,884	$1,369	$65,253
Income tax expense	$258	$(204)	$54
Non-controlling interests	$270	$326	$596

	Nine Months Ended September 30, 2018 (Per ASC 605)	Adjustment for Adoption	Nine Months Ended September 30, 2018 (Per ASC 606)
Revenue	$176,168	$6,845	$183,013
Income tax expense	$638	$(440)	$198
Non-controlling interests	$(437)	$1,884	$1,447

Boingo Wireless, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$12,627	$26,685
Restricted cash	549	—
Accounts receivable, net	30,659	26,148
Prepaid expenses and other current assets	9,013	6,369
Total current assets	52,848	59,202
Property and equipment, net	297,930	262,359
Goodwill	59,566	42,403
Intangible assets, net	20,358	10,263
Other assets	7,999	10,082
Total assets	$438,701	$384,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,764	$11,589
Accrued expenses and other liabilities	54,710	42,405
Deferred revenue	78,825	61,708
Current portion of long-term debt	15,219	875
Current portion of capital leases and notes payable	6,969	5,771
Total current liabilities	184,487	122,348
Deferred revenue, net of current portion	127,911	149,168
Long-term portion of capital leases and notes payable	6,361	6,747
Deferred tax liabilities	1,006	1,004
Other liabilities	7,183	6,012
Total liabilities	326,948	285,279

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000 shares authorized; 42,478 and 40,995 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	4	4
Additional paid-in capital	241,369	230,679
Accumulated deficit(1)	(130,346)	(131,967)
Accumulated other comprehensive loss	(1,455)	(898)
Total common stockholders’ equity	109,572	97,818
Non-controlling interests(1)	2,181	1,212
Total stockholders’ equity	111,753	99,030
Total liabilities and stockholders’ equity	$438,701	$384,309

(1)                                 We adopted ASC 606 on January 1, 2018 using the modified retrospective method. Adoption of ASC 606 using the modified retrospective method required us to record a cumulative effect adjustment to accumulated deficit and non-controlling interests of $3,257 and $69, respectively, on January 1, 2018.

Boingo Wireless, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net loss	$(189)	$(17,870)
Adjustments to reconcile net loss including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization of property and equipment	56,769	49,244
Amortization of intangible assets	2,507	2,673
Impairment loss and loss on disposal of fixed assets, net	198	442
Stock-based compensation	9,227	11,016
Change in deferred income taxes	—	305
Bad debt expense	301	88
Other	—	51
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(1,596)	3,804
Prepaid expenses and other assets	(209)	(1,816)
Accounts payable	2,041	(1,330)
Accrued expenses and other liabilities	3,557	6,920
Deferred revenue	(1,772)	13,897
Net cash provided by operating activities	70,834	67,424
Cash flows from investing activities
Purchases of property and equipment	(72,531)	(54,691)
Payments for asset acquisitions	(22,052)	(1,150)
Net cash used in investing activities	(94,583)	(55,841)
Cash flows from financing activities
Proceeds from credit facility	15,000	—
Principal payments on credit facility	(656)	(10,875)
Proceeds from exercise of stock options	9,764	7,993
Payments of capital leases and notes payable	(4,362)	(2,952)
Payments of withholding tax on net issuance of restricted stock units	(8,901)	(3,480)
Payments to non-controlling interests	(614)	(125)
Net cash provided by (used in) financing activities	10,231	(9,439)
Effect of exchange rates on cash	9	5
Net (decrease) increase in cash, cash equivalents, and restricted cash	(13,509)	2,149
Cash, cash equivalents, and restricted cash at beginning of period	26,685	19,485
Cash, cash equivalents, and restricted cash at end of period	$13,176	$21,634
Supplemental disclosure of non-cash investing and financing activities
Property and equipment costs in accounts payable, accrued expenses and other liabilities	$35,458	$19,438
Purchase of equipment and prepaid maintenance services under capital financing arrangements	$5,068	$2,141
Capitalized stock-based compensation included in property and equipment costs	$600	$530

Boingo Wireless, Inc.

Reconciliation of Net Loss Attributable to Common Stockholders to Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017(1)	2018	2017(1)
Net loss attributable to common stockholders	$(522)	$(3,450)	$(1,636)	$(18,347)
Depreciation and amortization of property and equipment	18,901	18,245	56,769	49,244
Stock-based compensation expense	3,155	3,684	9,227	11,016
Amortization of intangible assets	1,112	852	2,507	2,673
Income tax expense	54	167	198	507
Interest and other expense, net	22	84	151	126
Non-controlling interests	596	210	1,447	477
Settlement expense	—	—	—	2,807
Adjusted EBITDA	$23,318	$19,792	$68,663	$48,503

(1)                                 Prior period amounts have not been adjusted upon adoption of ASC 606 under the modified retrospective method.

Boingo Wireless, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net cash provided by operating activities	$38,070	$20,071	$70,834	$67,424
Purchases of property and equipment, net	(29,613)	(22,774)	(72,531)	(54,691)
Free cash flows	$8,457	$(2,703)	$(1,697)	$12,733

Boingo Wireless, Inc.

Revenue Summary

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018(1)	2017(1)	2018(1)	2017(1)
Revenue:
DAS	$24,410	$21,755	$69,940	$56,563
Military/multifamily	21,745	13,946	54,334	40,029
Wholesale—Wi-Fi	11,749	8,307	36,428	22,438
Retail	4,088	6,234	13,964	19,007
Advertising and other	3,261	3,413	8,347	8,984
Total revenue	$65,253	$53,655	$183,013	$147,021

(1)         Prior period amounts have not been adjusted upon adoption of ASC 606 under the modified retrospective method. DAS revenue for the three and nine months ended September 30, 2018 includes increases of $1,397 and $6,933, respectively, resulting from the adoption of ASC 606 as of January 1, 2018.

Boingo Wireless, Inc.

Reconciliation of Net Loss Attributable to Common Stockholders to Adjusted EBITDA - Guidance

(Unaudited)

(In millions)

	Year Ended December 31, 2018
	Low	High

Net loss attributable to common stockholders	$(10.0)	$(5.0)
Depreciation and amortization of property and equipment	78.5
Stock-based compensation expense	12.5
Amortization of intangible assets	3.5
Income tax expense and interest and other expense, net	1.0
Non-controlling interests	1.5
Adjusted EBITDA	$87.0	$92.0

Boingo Wireless, Inc.

Key Business Metrics

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Key business metrics:
DAS nodes (1)	27.4	22.2	27.4	22.2
DAS nodes in backlog (2)	11.2	11.0	11.2	11.0
Subscribers—military (3)	142	133	142	133
Subscribers—retail (3)	141	194	141	194
Connects (4)	75,424	64,875	210,626	160,082

(1)                                 This metric represents the number of active DAS nodes as of the end of the period. A DAS node is a single communications endpoint, typically an antenna, which transmits or receives radio frequency signals wirelessly. This measure is an indicator of the reach of the Company’s DAS network.

(2)                                 This metric represents the number of DAS nodes under contract but not yet active as of the end of the period.

(3)                                 This metric represents the number of paying customers who are on a month-to-month subscription plan at a given period end.

(4)                                 This metric shows how often individuals connect to the Company’s global Wi-Fi network in a given period. The connects include retail and wholesale customers in both customer pay locations and customer free locations where the Company is a paid service provider or receives revenue sponsorship or promotion fees. The Company counts each connect as a single connect regardless of how many times that individual accesses the network at a given venue during their 24 hour period. This measure is an indicator of paid activity throughout the Company’s network.

CONTACTS:

PRESS:

Melody Walker

Senior Manager, Public Relations

mwalker@boingo.com

(310) 256-7036

INVESTORS:

Kimberly Orlando and Ariel Papermaster

ADDO Investor Relations

investors@boingo.com

(310) 829-5400